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CF INDUSTRIES HOLDINGS, INC.

Exhibit 21

SUBSIDIARIES

Name of Subsidiary(1)	Jurisdiction of Incorporation or Organization	Percentage Held by CF(2)
Canadian Fertilizers Limited	Alberta, Canada	49%
CF Chemicals Ltd.	Alberta, Canada
CF Global Holding Company Inc.	Delaware
CF Industries (Barbados) SRL	Barbados
CF Industries Canada Investment ULC	Alberta, Canada
CF Industries Enterprises, Inc.	Delaware
CF Industries International Holdings Luxembourg s. a. r. l.	Luxembourg
CF Industries International Services Corporation	Iowa
CF Industries Luxembourg s. a. r. l.	Luxembourg
CF Industries Nitrogen, LLC	Delaware
CF Industries Peru S.A.C.	Lima, Peru
CF Industries Sales, LLC	Delaware
CF Industries, Inc.	Delaware
CF Nitrogen Trinidad Limited	Trinidad and Tobago
CF Partners (Canada) LP	Alberta, Canada
CFK Holding AG	Switzerland
CFK Holdings, Inc.	Delaware
GrowHow UK Group Ltd.	England	50%
Houston Ammonia Terminal, L.P.	Delaware	50%
Keytrade AG	Switzerland	50%
Oklahoma CO2 Partnership	Oklahoma	37.784%
Point Lisas Nitrogen Limited	Trinidad and Tobago	50%
Terra Environmental Technologies LLC	Delaware
Terra Houston Ammonia, Inc.	Delaware
Terra International (Canada) Inc.	Canada
Terra International (Oklahoma) Inc.	Delaware
Terra Investment Fund II LLC	Oklahoma
Terra Investment Fund LLC	Oklahoma
Terra LP Holdings LLC	Delaware
Terra Nitrogen Company, L.P.	Delaware	75.321
Terra Nitrogen GP Inc.	Delaware
Terra Nitrogen, Limited Partnership	Delaware	75.568

(1)
Inactive subsidiaries and subsidiaries in the process of liquidation/dissolution have been excluded.

(2)
For less than wholly-owned entities, percentage held directly and/or indirectly by CF Industries Holdings, Inc. and/or subsidiaries.

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CF INDUSTRIES HOLDINGS, INC.
  Exhibit 21
SUBSIDIARIES